CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

RVision, Inc.

As independent registered public accountants, we consent to the use of our report dated May 12, 2006, except for Note 1 – Restatement and Note 10, as to which the date is February 12, 2007, with respect to the consolidated financial statements of RVision, Inc., in RVision’s Registration Statement on Form SB-2 relating to the registration of 3,700,600 shares of common stock.

We also consent to the use of our report dated September 28, 2005, with respect to the financial statements of Custom Federal, Inc

We also consent to the use of our name in reference to us in the Interests of Named Experts and Counsel section of the registration statement.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

February 12, 2007